              Second Amendment to Agreement to Lease
              --------------------------------------
                    Properties and Sell Assets
                    --------------------------

     This Second Amendment to Agreement to Lease Properties and Sell
Assets entered into as of this 28th day of June, 1996 by and among Getty Petroleum Corp., a Delaware corporation ("Getty"), GettyMart Inc., a Delaware corporation ("GettyMart"), Reco Petroleum, Inc., a Pennsylvania corporation, and Leemilt's Petroleum, Inc., a New York corporation (collectively, "Sellers", and each a "Seller" or "Landlord") and Uni-Marts, Inc., a Delaware corporation ("Buyer" or "Tenant").


                             Recitals
                             --------
     A. The parties have entered into an Agreement to Lease Properties and Sell Assets dated as of October 31, 1991 (the "Agreement"), which Agreement was amended on December 5, 1991 (the "First Amendment") and as amended, remains in full force and effect.

     B. Mr. Food Inc. and Berkshire Construction Company, Inc. both Sellers under the Agreement have been merged into and become a part of Leemilt's Petroleum, Inc., also a Seller under the Agreement and as Seller under this Second Amendment Leemilt's Petroleum, Inc. is the successor to all of the obligations and liabilities of, and benefits inuring to, the aforementioned two merged companies.

     C. The parties hereto desire to further amend the Agreement, the Supply Agreement and all of the agreements ancillary to this Agreement (collectively the "Contracts") as set forth below and acknowledge and agree that Frederick I. Sahakian is no longer a party to the Agreement for any purpose. To facilitate the amendment to and the extension of the Agreement and the Contracts, Sellers state that they intend to spend the capital necessary (approximately $5 million) to upgrade the underground tanks and related systems ("UST's") at the Stores subject to Leases to meet 1998 standards, Buyer states that it intends to spend in 1996 and 1997 approximately $3 million of capital to improve the above ground petroleum marketing facilities including gasoline dispensing equipment, and will otherwise from time to time during the lease term expend each year an amount equal to the ratio of the Stores to the total number of Buyer's locations times Buyer's total annual capital expenditures (exclusive of expenditures for new locations) but in no event less than $500,000 per year, to improve the above ground petroleum marketing facilities to meet Getty standards for service stations and for in-Store improvements.

     NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:






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
     1. The Sellers (some of which are also Landlords under the Leases and Subleases dated December 6, 1991 between each applicable Landlord and Buyer as Tenant) and Buyer have entered into the Amendments to Leases and Amendments to Subleases of even date herewith covering the properties listed on Schedule A and B hereto. Each Seller and the Buyer agree that, commencing on January 1, 1997 and on the first day of each calendar quarter thereafter through October 1, 2000, Buyer shall pay to Getty $37,500.00 as additional rent for the properties listed on Schedules A and B hereto, such aggregate amount being $600,000.00. In the event that this Agreement and the Leases and Subleases expire before October 1, 2000, Buyer shall pay to Getty on the termination date an amount equal to $600,000.00 less the total amount paid prior thereto pursuant to the foregoing sentence. Each Seller and the Buyer agree that the notices of termination referred to in Section 36 of each Lease and Section 35 of each Sublease can only be given if notice is given contemporaneously for all Leases and Subleases then in effect between the applicable Landlords and Tenant at the time of giving notice. Failure to give notice of termination for all of the Leases and Subleases then in effect will result in automatic renewal of all Leases and Subleases as provided in said Section 36 and Section 35, respectively.

     2. In addition to the rent due and payable by Tenant to each Landlord under the Subleases, Tenant agrees to pay to Getty as a fee for administering the Underlying Leases (defined as "Existing Leases" in the Agreement) $5,000.00 per month commencing on January 1, 1997 and continuing during the Sublease term and any renewals or extensions thereof, it being fully understood that the foregoing amount will not diminish if any Sublease(s) expire or are terminated.

     3. Section 9.4 of the Agreement, pertaining to "Mutual Rights of First Offer," is hereby amended so as to delete the references to "the fifth anniversary of the Closing Date" and to insert in lieu thereof December 31, 1997."

     4.   Section 9.7 of the Agreement and Section 1 of the First
Amendment are deleted in their entirety and the following is inserted in lieu thereof:

     "9.7 Cheltenham Beverage Corp. shall be retained by Buyer and on or before January 1, 1997 Buyer shall pay to Getty $25,000.00 for the corporation and the beer and wine license formerly owned by it."

     5. Section 9.11 of the Agreement is hereby amended so as to provide that all references to "the fifth anniversary of the Closing Date" shall be deleted and "December 31, 1997" inserted in lieu thereof. Existing Leases, as used in Section 9.11, are third-party leases for the locations listed on Schedule B hereto. In addition, effective on December 1, 1996, the Leases and Subleases for the locations listed on Schedule C hereto shall be terminated.








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
     Section 9.11 of the Agreement is further amended to provide that, in the event that an Existing Lease is scheduled to expire during the Sublease term and underground storage tanks and related systems ("UST") replacement or upgrade ("upgrade") would be required for the continued sale of motor fuels, Buyer shall advise Getty not less than 90 days prior to such Existing Lease expiration (i) if it desires to continue subleasing such Store (ii) if it does not desire to continue subleasing such store with or without a UST upgrade, or (iii) if it desires to continue subleasing such store without any gasoline facilities if it is permitted under such Existing Lease. If Buyer so desires to renew the Sublease pursuant to clause (i) above, Getty shall provide to Buyer the terms of such renewal and the estimated cost of the UST upgrade. If the Buyer is dissatisfied with the estimate, Buyer may make its own cost estimate and, provided that the Buyers's contractor is approved by Getty (such approval not to be unreasonably withheld), the upgrade shall be performed by such contractor selected by Buyer. Buyer shall pay for the total cost of the upgrade and, in the event that the upgrade is performed by Getty's approved contractor, Buyer shall reimburse Getty for such total cost within 10 days of receipt of invoice therefor.

     In the event that Buyer is dissatisfied with the lease renewal terms and/or the estimated cost of the upgrade, Buyer shall immediately so advise Getty and Getty will not renew the Existing Lease for the benefit of Buyer but may renew for Getty's own business purposes. In the event that the Buyer elects not to renew, Getty shall have no obligation to renew the Existing Lease. In the case of an election by Buyer under clause (iii) above, Getty shall first have the right to elect to renew the Existing Lease for its own business purposes without subleasing the Store to Buyer and, if Getty elects not to renew for its own business purposes, Buyer shall then have the right to negotiate directly with the lessor of the Existing Lease free and clear of this Agreement, any such new lease to commence upon the expiration of the applicable Sublease. If, however, the lessor will not contract directly with the Buyer, Getty will attempt to negotiate with such lessor for the benefit of Buyer and sublease the non-gasoline premises to Buyer with no cost to Getty.

     6.   Section 4 of the First Amendment is hereby modified as follows:
Buyer agrees that it will either purchase the Equipment or extend its Equipment Lease with PNC Leasing Corp. for a term of sufficient length, so that the Getty Equipment Lease Agreement dated as of December 6, 1991 between PNC Leasing Corp. and Getty will not come into effect. Buyer represents and warrants to Seller that it has fully performed all of its obligations under its agreements with PNC Leasing Corp. and that Sellers have no obligations, direct, contingent, or otherwise, to PNC Leasing Corp. Getty shall have the right and option to purchase the Equipment at the end of the term of the Leases and Subleases, as provided in Section 4 of the First Amendment and at fair market value, either from PNC Leasing Corp., or if Buyer has purchased the Equipment, from Buyer.

     Getty shall also have the right and option to purchase at the end of the term of the Leases and Subleases all of Buyer's other equipment (both petroleum marketing and in-Store). Except for the Improvements referred to in Section 11 hereof, the purchase price for the PNC Equipment and all other equipment shall be fair market value, to be determined by an appraiser mutually selected by Getty and Buyer the cost to be shared equally.
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
     7. Getty and Buyer agree that the Supply Agreement effective as of December 6, 1991, and all of the other Contracts, shall be amended and extended on the same terms and conditions (unless otherwise provided herein) until December 31,1997, or such later date as the Leases and Subleases may be extended pursuant to Section 1 hereof and Section 36 of the Leases and Section 35 of the Subleases. The Supply Agreement and the other Contracts shall terminate on the same date as the termination of the Leases and Subleases. All references to "Stores" in the Supply Agreement shall hereinafter be referred to as "Getty Stores" which are all of the locations which Getty is presently supplying and may hereafter supply pursuant to Section 12 hereof.

     8. Buyer agrees that during the term of this Agreement all of its advertising within the Market Area which refers to any petroleum products shall include a reference to either the "Getty" trade name or trademark, and in the case of the latter, using the registrada ("R"). Such advertising shall only utilize Getty colors and trade dress. Any variations therefrom shall require the written consent of Getty (which shall not unreasonably be withheld) and such use shall be subject to the terms and conditions of the license granted by the Supply Agreement. Buyer agrees that it will only sell at the Getty Stores motor fuels (including diesel but excluding kerosene) purchased from Getty.

     9. In addition to those rights set forth in Section 7(b) of the Supply Agreement, Seller shall also have the right in its sole discretion at any time and from time to time to eliminate credit terms or modify the payment and/or credit terms set forth in Section 7 of the Supply Agreement. In those instances where credit terms have been eliminated or modified, Buyer may prepay Seller or provide to Seller an irrevocable letter of credit ("LC") in an amount which is at all times greater than the amount by which Buyer exceeds such credit limit, such LC to be in a form, and issued by a bank, acceptable to Seller. In the event that payment and/or credit terms are eliminated or materially modified by Seller for any reason other than those referred to in Section 7(b) of the Supply Agreement (which permit withdrawal of payment and/or credit terms) and Buyer is not in default under the Leases, Subleases, Supply Agreement or any other Contract, then not later than 30 days after Buyer has been notified of such elimination or material modification Buyer shall have the right to terminate all of the Leases, Subleases, Supply Agreement and other Contracts, such notice to specify termination of all of the foregoing Contracts and to be effective 90 days after the receipt of such notice. In the event that Buyer does not give notice of termination within the foregoing 30 day period, the Contracts shall remain in full force and effect until such future time as Seller notifies Buyer of elimination or further material modification (more restrictive upon Buyer) as aforesaid. Notwithstanding the foregoing 30-day notice period, the effective date of elimination or modification of payment and/or credit terms shall be the date specified by Seller. The establishment by Seller of a credit limit of not less than $3.5 million, or a change in payment terms reflecting a change generally applied by motor fuels suppliers to distributors in the Market Area, shall be deemed not to be a material modification in payment or credit terms.

     10. Section 24 of the Supply Agreement, and the Distributor Credit Card and Equipment Lease Agreement shall be amended herein as follows (and may hereafter be unilaterally amended by Getty from time to time to reflect changes made in the credit card program for all distributors in the Market
Area):

     a) To also include the following credit cards: American Express, Diners Club, Voyager, P H & H, International Automotive and certain debit cards.

     b) To provide that the POS credit card machine monthly rental of $74.00 is to be increased to $96.00 retroactive to January 1, 1996.

     c) To charge a processing fee for Pay-at-Pump transactions in an amount to be determined by Seller from time to time.

     d) To charge, in addition to those charges set forth on Appendix One to the Credit Card Agreement, 50 cents for all transactions that are $5.00 or less.

     11. Seller agrees that at the end of the Lease Term or any extensions or renewals thereof it will reimburse Buyer for the then
unamortized costs of Improvements made by Buyer.   "Improvements," for
purposes of this Section 11, shall mean the UST replacements or upgrades referred to in Section 5 hereof, new or expanded islands, canopies, pumps, dispensers and fuel computers installed at a Store and shall not include repaving or any other form of site enhancements or any of the obligations which are the responsibility of Tenant under the Leases and Subleases.

     If Buyer desires that an Improvement be eligible for reimbursement hereunder, Buyer shall seek prior approval from Seller for such Improvement, which approval shall not be unreasonably withheld. Furthermore, Buyer will endeavor to construct any island and canopy Improvements at the same time the Landlord is making repairs to or replacements of the UST's in furtherance of its obligation as Landlord under the Leases. For purposes of calculating the remaining unamortized costs at the end of the Lease Term, the following depreciation (on a straight-line basis) schedule shall apply:

          Improvement              Years
          -----------              -----
          New UST's                  16
          Upgraded UST's             10
          Islands                    15
          Canopies                   15
          Pumps                      10
          Dispensers                 10
          Fuel Computers             10








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
     Upon payment of the amount due hereunder, Buyer shall deliver a Bill of Sale to Seller transferring title to the Improvements, free and clear of any liens and encumbrances. Any amount due to Buyer hereunder shall be reduced by any amount(s) owed by Tenant to Landlord under the Leases and Subleases.

     12. In the event that Buyer opens any new locations in the Market Area which will sell motor fuels, Getty shall have the right of first refusal to supply motor fuels to each such location by matching the terms offered by any other potential supplier. Buyer shall provide such terms to Getty and Getty shall have sixty (60) days in which to exercise the foregoing right. Buyer shall not enter into any supply agreement for such new locations without first offering to Getty the right of first refusal.

     The right of refusal shall continue throughout the Lease Term and any extensions and renewals thereof and shall remain in effect on a location-by-location basis even though Getty may have elected not to match a proposal for a location on a previous occasion. All planned new locations are listed on Schedule D hereto, together with their addresses and Buyer will advise Getty of all other planned new locations promptly after they have been planned. Buyer will advise Getty of the dates all new locations equipped for motor fuels are scheduled to open promptly after such dates have been determined.

     13. This Agreement, the Supply Agreement and the other Contracts may be assigned to "Getty Petroleum Marketing Inc.," if and when such corporation is spun-off to Getty's stockholders. Upon execution of an assignment and assumption agreement, Getty shall be relieved from all obligations and liabilities under this Agreement, the Supply Agreement and the other Contracts.

     14. The Agreement and the Contracts, as amended by the First Amendment and by this Second Amendment to Lease Properties and Sell Assets, are hereby ratified, agreed to and affirmed.






















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
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf by their respective officers thereunto duly authorized, as of the day and year first above written.

GETTY PETROLEUM CORP.
("SELLER")

By:  /S/ LEO LIEBOWITZ
     -------------------------------------------
Its: President
     -------------------------------------------

GETTYMART INC.
("SELLER")

By:  /S/ AL SMITH
     -------------------------------------------
Its: Senior Vice President
     -------------------------------------------

RECO PETROLEUM, INC.
("SELLER")

By:  /S/ LEO LIEBOWITZ
     -------------------------------------------
Its: President
     -------------------------------------------

LEEMILT'S PETROLEUM, INC.
("SELLER")

By:  /S/ SAMUEL M. JONES
     -------------------------------------------
Its: Vice President
     -------------------------------------------

UNI-MARTS, INC.
("BUYER")

By:  /S/ HENRY D. SAHAKIAN
     -------------------------------------------
Its: Chairman of the Board and CEO
     -------------------------------------------













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